Red Lobster® Olive Garden® LongHorn Steakhouse®

The Capital Grille® Bahama Breeze® Seasons 52®

www.darden.com

NEWS/INFORMATION
Corporate Relations
P.O. Box 593330
Orlando, FL 32859
Contacts:
FOR RELEASE	(Analysts)	Matthew Stroud	(407) 245-6458
December 17, 2009	(Media)	Rich Jeffers	(407) 245-4189
4:30 PM ET

DARDEN RESTAURANTS REPORTS SECOND QUARTER

DILUTED NET EARNINGS PER SHARE OF 43 CENTS;

ANNOUNCES QUARTERLY DIVIDEND OF 25 CENTS PER SHARE

ORLANDO, FL, Dec. 17 – Darden Restaurants, Inc. (NYSE: DRI) today reported sales and diluted net earnings per share for the fiscal second quarter ended November 29, 2009. In the second quarter, diluted net earnings per share from continuing operations increased 2% to 43 cents, versus 42 cents in the prior year.

Second quarter sales from continuing operations were $1.64 billion, compared to $1.67 billion in the prior year, a 1.6% decrease. Blended same-restaurant sales for Olive Garden, Red Lobster and LongHorn Steakhouse were down 4.7% this quarter. Excluding the impact of the Thanksgiving holiday week, which was in the fiscal second quarter this year but the fiscal third quarter last year, blended same-restaurant sales were down 3.9%, which compares to an estimated decline of 5.9% for the Knapp-Track™ benchmark of U.S. same-restaurant sales, excluding Darden.

“Our performance was competitively strong once again this quarter in what continued to be a very tough business environment,” said Clarence Otis, Chairman and Chief Executive Officer of Darden. “We’re pleased that our same-restaurant sales results remain stronger than the average for our industry as measured by the Knapp-Track™ benchmark, and that we’re achieving these results without heavy discounting. Importantly, we’re translating our competitively strong sales into solid earnings results.”

“Our performance reflects industry leading brands and a robust brand support platform that is unmatched in full-service dining,” continued Otis. “And in continuing to highlight a broad range of brand attributes that includes but is not limited to price, we’re strengthening our long-term brand positioning with consumers. Finally, all of this is possible because of the talented teams providing direction and support for our brands outside our restaurants and delivering within our restaurants. In a difficult environment, our people are making the extra effort, and it’s paying off in greater guest satisfaction and profitable market share growth for the overall company.”

Highlights for the quarter ended November 29, 2009 include the following:

•

Net earnings from continuing operations for the second quarter were $61.2 million, or 43 cents per diluted share on sales of $1.64 billion. Last year, net earnings from continuing operations were $58.5 million, or 42 cents per diluted share, on sales of $1.67 billion.

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•	Total second quarter sales from continuing operations of $1.64 billion represent a 1.6% decrease over the prior year.

•

In the second quarter, U.S. same-restaurant sales decreased 1.4% at Olive Garden, 8.4% at Red Lobster and 6.2% at LongHorn Steakhouse. These results include the impact of a shift in the Thanksgiving holiday week, which moved to the fiscal second quarter this year from the fiscal third quarter last year. Excluding the effect of the holiday shift, U.S. same-restaurant sales decreased 0.7% at Olive Garden, 7.6% at Red Lobster and 5.0% at LongHorn Steakhouse, which compares to an estimated decrease of 5.9% in the Knapp-Track™ benchmark of U.S. same-restaurant sales, excluding Darden.

•

The Company’s quarterly earnings results include pre-tax expenses of approximately $2 million of asset impairments, primarily related to the closure of a LongHorn Steakhouse restaurant due to fire. Plans are underway to re-build and re-open the restaurant at the same location in fiscal 2011.

•	The Company’s Board of Directors declared a quarterly dividend of 25 cents per share.

Operating Highlights

OLIVE GARDEN’S second quarter sales of $783 million were 2.8% above prior year, driven by revenue from 32 net new restaurants, partially offset by a U.S. same-restaurant sales decline of 1.4%. For the quarter, on a percentage of sales basis, lower food and beverage expenses and restaurant expenses more than offset higher labor expenses, selling, general and administrative expenses and depreciation expenses. As a result, operating profit as a percentage of sales increased for the quarter.

RED LOBSTER’S second quarter sales of $562 million were 6.5% below prior year, driven by a U.S. same-restaurant sales decrease of 8.4%, partially offset by revenue from seven net new restaurants. For the quarter, on a percentage of sales basis, lower food and beverage expenses and restaurant expenses more than offset the company’s increased restaurant labor expenses, selling, general, and administrative expenses and depreciation expenses, resulting in an increase in operating profit as a percent of sales.

LONGHORN STEAKHOUSE’S second quarter sales of $200 million were 3.2% below the prior year, driven by a same-restaurant sales decrease of 6.2%, partially offset by revenue from nine net new restaurants. For the quarter, on a percentage of sales basis, lower food and beverage expenses and restaurant expenses more than offset the company’s increased restaurant labor expenses, selling, general, and administrative expenses and depreciation expenses. As a result, operating profit as a percentage of sales increased for the quarter.

THE CAPITAL GRILLE’S second quarter sales of $59 million were 3.0% below the prior year results, driven by a same-restaurant sales decrease of 14.2% (or 11.2% excluding the Thanksgiving holiday shift) and partially offset by the addition of six net new restaurants.

BAHAMA BREEZE’S second quarter sales of $27 million were 2.0% below prior year, driven by a same-restaurant sales decrease of 6.1% (or 4.5% excluding the Thanksgiving holiday shift) and partially offset by the addition of one net new restaurant.

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Other Actions

Darden’s Board of Directors declared a quarterly cash dividend of 25 cents per share on the Company’s outstanding common stock. The dividend is payable on February 1, 2010 to shareholders of record at the close of business on January 8, 2010.

Fiscal September, October and November 2009 U.S. Same-Restaurant Sales Results

Darden reported that U.S. same-restaurant sales for the fiscal months of September, October and November were as follows:

Olive Garden	September	October	November*
Same-Restaurant Sales	0% to -1%	1%	-5% to -6%
Same-Restaurant Traffic	-1% to -2%	-1% to -2%	-6% to -7%
Pricing	3%	2% to 3%	2%
Menu-mix	-1% to -2%	0% to -1%	0% to -1%

Red Lobster	September	October	November*
Same-Restaurant Sales	-8% to -9%	-7% to -8%	-10%
Same-Restaurant Traffic	-10%	-8% to -9%	-11% to 12%
Pricing	1% to 2%	1% to 2%	1% to 2%
Menu-mix	0% to 1%	0% to -1%	0%

LongHorn Steakhouse	September	October	November*
Same-Restaurant Sales	-8%	-3% to -4%	-6% to -7%
Same-Restaurant Traffic	-9% to -10%	-5% to -6%	-8% to -9%
Pricing	2%	2% to 3%	2% to 3%
Menu-mix	-1%	0% to -1%	0% to -1%

* Note: Fiscal November same-restaurant sales results were on average adversely affected by an estimated 270 basis points due to the Thanksgiving week shifting into fiscal November this year from fiscal December last year.

Fiscal 2010 Outlook

Darden announced that it expects reported diluted net earnings per share growth from continuing operations of flat to +4% in fiscal 2010 compared to reported diluted net earnings per share from continuing operations in fiscal 2009, which were $2.65. The expected range of earnings results for fiscal year 2010 is slightly improved from the outlook the Company provided in September in connection with the release of its fiscal first quarter results. The Company’s earnings expectations for fiscal year 2010 anticipate (1) blended U.S. same-restaurant sales for Red Lobster, Olive Garden and LongHorn Steakhouse of approximately -4% to -3% in fiscal 2010, a range that is one percentage point lower on the bottom end and three points lower on the top end than the range the Company provided previously; (2) the opening of approximately 50 to 55 net new restaurants in fiscal 2010, an expansion pace which remains consistent with that disclosed previously; (3) total sales declines of between -2% and -3% in fiscal 2010, which compares to reported sales from continuing operations of $7.22 billion in fiscal 2009; and (4) more favorable costs than we anticipated in September.

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“As we anticipated, sales trends within the industry improved in our fiscal second quarter as compared to the first quarter. However, sales trends were still a little more sluggish than we expected,” said Brad Richmond, the Company’s Chief Financial Officer. “At the same time, cost trends have been more favorable than we expected. So, while we are bringing down the range of blended same-restaurant sales we expect this fiscal year, our annual earnings per share expectations remain on track with where they were in September.”

Fiscal 2009 and Fiscal 2010 Estimated Diluted Net Earnings Per Share From Continuing Operations

Diluted Net Earnings Per Share	Fiscal 2009	Fiscal 2010 Estimated
52-Week Basis	$2.59	$2.65 to $2.76
Impact of 53rd Week	$0.06	N.A.
53-Week Basis (GAAP)	$2.65	N.A.

Darden Restaurants, Inc., (NYSE: DRI) headquartered in Orlando, Fla., is the world’s largest company-owned and operated full-service restaurant company with over $7.2 billion in annual sales and approximately 180,000 employees. Darden is recognized for a culture that rewards caring for and responding to people. Our restaurant brands — Red Lobster, Olive Garden, LongHorn Steakhouse, The Capital Grille, Bahama Breeze and Seasons 52 — reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

Forward-looking statements in this news release are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements could address future economic performance, restaurant openings, various financial parameters, or similar matters. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. The most significant of these uncertainties are described in Darden’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include the impact of intense competition, changing economic or business conditions, the price and availability of food, ingredients and utilities, supply interruptions, labor and insurance costs, the loss of or difficulties in recruiting key personnel, information technology failures, increased advertising and marketing costs, higher-than-anticipated costs to open or close restaurants, litigation, unfavorable publicity, health concerns, including virus outbreaks and food safety, a lack of suitable locations, government regulations, a failure to achieve growth objectives through the opening of new restaurants or the development or acquisition of new dining concepts, weather conditions, risks associated with Darden’s plans to expand Darden’s newer concepts Bahama Breeze and Seasons 52, our ability to achieve the full anticipated benefits of the RARE acquisition, possible impairment in the carrying value of our goodwill, or other intangible assets, risks associated with incurring substantial additional debt, a failure of our internal controls over financial reporting, disruptions in the financial markets, volatility in the market value of our derivatives and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

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DARDEN RESTAURANTS, INC.

NUMBER OF RESTAURANTS

11/29/09		11/23/08
663	Red Lobster USA	655
28	Red Lobster Canada	29

691	Total Red Lobster	684

696	Olive Garden USA	664
6	Olive Garden Canada	6

702	Total Olive Garden	670

323	LongHorn Steakhouse	314

40	The Capital Grille	34

24	Bahama Breeze	23

8	Seasons 52	7

1	Other	2

1,789	Total Restaurants	1,734

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DARDEN RESTAURANTS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(In millions, except per share data)

(Unaudited)

	Quarter Ended		Six Months Ended
	11/29/09	11/23/08	11/29/09	11/23/08
Sales	$1,641.3	$1,668.9	$3,375.3	$3,443.1
Costs and expenses:
Cost of sales:
Food and beverage	471.3	516.4	971.6	1,063.2
Restaurant labor	563.7	548.0	1,131.7	1,106.3
Restaurant expenses	257.4	276.9	524.8	565.0

Total cost of sales (1)	$1,292.4	$1,341.3	$2,628.1	$2,734.5
Selling, general and administrative	169.9	146.7	341.3	317.2
Depreciation and amortization	73.8	70.6	146.7	139.3
Interest, net	24.5	27.8	48.3	55.2

Total costs and expenses	$1,560.6	$1,586.4	$3,164.4	$3,246.2
Earnings before income taxes	80.7	82.5	210.9	196.9
Income taxes	(19.5)	(24.0)	(54.8)	(56.0)

Earnings from continuing operations	61.2	58.5	156.1	140.9
(Losses) earnings from discontinued operations, net of tax (benefit) expense of $(0.6), $0.7, $(1.0), and $0.5, respectively	(0.9)	1.2	(1.5)	0.8

Net earnings	$60.3	$59.7	$154.6	$141.7

Basic net earnings per share:
Earnings from continuing operations	$0.44	$0.43	$1.12	$1.02
(Losses) earnings from discontinued operations	$(0.01)	$0.01	$(0.01)	$0.01
Net earnings	$0.43	$0.44	$1.11	$1.03

Diluted net earnings per share:
Earnings from continuing operations	$0.43	$0.42	$1.10	$1.00
(Losses) earnings from discontinued operations	—	$0.01	$(0.01)	—
Net earnings	$0.43	$0.43	$1.09	$1.00

Average number of common shares outstanding:
Basic	139.0	137.0	138.8	138.0
Diluted	141.7	139.4	141.6	141.1

(1) Excludes restaurant depreciation and amortization as follows:	$69.6	$66.6	$139.1	$131.0

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DARDEN RESTAURANTS, INC. CONSOLIDATED BALANCE SHEETS (In millions)
	11/29/09	05/31/09
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$56.9	$62.9
Receivables, net	47.6	37.1
Inventories	251.3	247.0
Prepaid income taxes	5.6	53.2
Prepaid expenses and other current assets	56.4	44.2
Deferred income taxes	107.6	110.4

Total current assets	$525.4	$554.8
Land, buildings and equipment, net	3,352.5	3,306.7
Goodwill	518.5	518.7
Trademarks	454.0	454.4
Other assets	192.3	190.6

Total assets	$5,042.7	$5,025.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$222.1	$237.0
Short-term debt	102.3	150.0
Accrued payroll	124.4	138.3
Other accrued taxes	54.9	60.2
Unearned revenues	125.0	138.3
Current portion of long-term debt	149.9	—
Other current liabilities	370.3	372.3

Total current liabilities	$1,148.9	$1,096.1
Long-term debt, less current portion	1,485.3	1,632.3
Deferred income taxes	298.7	297.0
Deferred rent	162.3	154.6
Obligations under capital leases, net of current installments	58.3	58.9
Other liabilities	173.2	180.3

Total liabilities	$3,326.7	$3,419.2

Stockholders’ equity:
Common stock and surplus	$2,209.1	$2,183.1
Retained earnings	2,442.1	2,357.4
Treasury stock	(2,865.0)	(2,864.2)
Accumulated other comprehensive income (loss)	(58.1)	(57.2)
Unearned compensation	(12.1)	(13.0)
Officer notes receivable	—	(0.1)

Total stockholders’ equity	$1,716.0	$1,606.0

Total liabilities and stockholders’ equity	$5,042.7	$5,025.2

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DARDEN RESTAURANTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Six Months Ended
	11/29/09	11/23/08
Cash flows—operating activities
Net earnings	$154.6	$141.7
Losses (earnings) from discontinued operations, net of tax	1.5	(0.8)
Adjustments to reconcile net earnings to cash flows:
Depreciation and amortization	146.7	139.3
Asset impairment	2.8	1.1
Stock-based compensation expense	23.0	17.1
Change in current assets and liabilities and other, net	(18.1)	(88.8)

Net cash provided by operating activities of continuing operations	$310.5	$209.6

Cash flows—investing activities
Purchases of land, buildings and equipment	(214.4)	(297.9)
Proceeds from disposal of land, buildings and equipment (including assets held for disposal)	8.8	3.0
Increase in other assets	(1.0)	(25.1)

Net cash used in investing activities of continuing operations	$(206.6)	$(320.0)

Cash flows—financing activities
Proceeds from issuance of common stock	8.6	11.4
Dividends paid	(69.9)	(55.4)
Purchases of treasury stock	(2.2)	(126.7)
Income tax benefits credited to equity	1.9	3.2
(Repayment of) proceeds from short-term debt	(47.7)	283.8
ESOP note receivable repayment	0.9	3.0
Principal payments on capital leases	(0.6)	(0.6)
Repayment of long-term debt	(0.9)	(3.0)

Net cash (used in) provided by financing activities of continuing operations	$(109.9)	$115.7

Cash flows – discontinued operations
Net cash used in operating activities of discontinued operations	(0.6)	(1.7)
Net cash provided by investing activities of discontinued operations	0.6	4.5

Net cash provided by discontinued operations	$—	$2.8

(Decrease) increase in cash and cash equivalents	(6.0)	8.1
Cash and cash equivalents - beginning of period	62.9	43.2

Cash and cash equivalents - end of period	$56.9	$51.3

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